Powerdyne International, Inc.

incorporated since 2006

Independent Primary Power For The 21st Century

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

POWERDYNE INTERNATIONAL, INC.

Powerdyne International, Inc. (the "Corporation") organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of the Corporation on November 20, 2014, resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this Corporation numbered "**FOURTH**" be amended by adding the following:

FOURTH: The total number of shares of all classes of stock that the Corporation shall have authority to issue is Two Billion, Twenty Million (2,020,000,000) shares consisting of: Two Billion (2,000,000,000) shares of common stock, $.001 par value per share; and Twenty Million (20,000,000) shares which may be designated as common or preferred stock, $.001 par value per share.

The preferred stock of the Corporation may be issued by the Board of Directors of the Corporation in one or more classes or one or more series within any Series, and such classes or series shall have such voting powers, full or limited, or no voting powers, and such designations, preferences, limitations or restrictions as the Board of Directors of the Corporation may determine from time to time.

Shares of stock may be issued from time to time as the Board of Directors shall determine and on such terms and for such consideration as shall be fixed by the Board of Directors.

All other aspects of Article 4 shall remain unchanged.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to the Certificate of Incorporation to be signed by Arthur M. Read, II, its Executive Vice-President, General Counsel and Director, this 22nd day of January 2015.

Arthur M. Read, II
Executive Vice-President, General Counsel
and Director

State of Delaware
Secretary of State
Division of Corporations
Delivered 12:00 PM 01/26/2015
FILED 12:00 PM 01/26/2015
SRV 150103768 - 4220303 FILE